                                                                  EXHIBIT (e)(6)
                                                                  --------------


                      FIRST AMENDMENT TO RIGHTS AGREEMENT

          AMENDMENT made and entered into as of the 4th day of May, 2000, by and between ProVantage Health Services, Inc. (the "Company") and Norwest Bank Minnesota, National Association (the "Right Agent"), under the Rights Agreement, dated as of March 12, 1999, by and between the Company and the Rights Agent (the "Agreement").

          WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

          WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time prior to any person becoming an Acquiring Person (as defined in the Rights Agreement) supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

          WHEREAS, it is proposed that the Company enter into an Agreement and Plan of Merger (the "Merger Agreement"), among the Company, Merck & Co., Inc. ("Parent") and PV Acquisition Corp., a wholly-owned subsidiary of Parent;

          WHEREAS, Parent has required, as a condition to its willingness to enter into the Merger Agreement, that ShopKo Stores, Inc. and ShopKo Holdings, Inc enter into a Stockholder Agreement (the "Stockholder Agreement") with Parent;

          WHEREAS, the Board of Directors of the Company has determined that the transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders; and

          WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Agreement to exempt the Merger Agreement and the Stockholder Agreement and the transactions contemplated thereby from the application of the Rights Agreement.

          NOW THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

          A. Section 1(c) of the Agreement is hereby amended by adding the following at the end of such Section:

          Notwithstanding the foregoing, for purposes of this Agreement, neither Merck & Co., Inc. ("Parent") nor PV Acquisition Corp., a wholly-owned subsidiary of Parent, nor any other wholly-owned subsidiary of Parent (collectively, the "Permitted Purchasers"), shall be deemed to be the Beneficial Owner of or to beneficially own any Common Shares as a result of (i) that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 4, 2000, among the Company and the Permitted Purchasers, or any purchase of Common Shares thereunder, or (ii) that certain Stockholder

          Agreement (the "Stockholder Agreement"), dated as of May 4, 2000, among the Company and the Permitted Purchasers, or any purchase of Common Shares thereunder.

          B. The Agreement is hereby further amended to add a new Section 34 to the Agreement which shall read in its entirety as follows:

          Section 34.  Excluded Transactions.  Nothing in this
                       ---------------------
          Agreement shall be construed to create or cause a Distribution Date or Shares Acquisition Date or to constitute an event pursuant to which any Person becomes an Acquiring Person for purposes of Section 11(a)(ii) or any of the events described in clauses (a), (b) or (c) of Section 13 or give any holder of Rights or any other Person a legal or equitable right, remedy or claim as a result of the execution of the Merger Agreement and/or the Stockholder Agreement or the commencement or consummation of the transactions contemplated by the Merger Agreement and/or the Stockholder Agreement.

          C. This Amendment shall be irrevocable and deemed to be a contract made under the laws of the State of Delaware and for all purpose shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

          D. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

          E. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

          F. Parent and the Permitted Purchasers are intended third party beneficiaries of this Amendment.

          IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.


Attest:                               PROVANTAGE HEALTH SERVICES, INC.


By: /s/ Patricia A. Nussle            By: /s/ Jeffrey A. Jones
    ---------------------------           ----------------------------------
    Name: Patricia A. Nussle              Name: Jeffrey A. Jones
    Title: Secretary                      Title: President and Chief Executive
                                                 Officer


Attest:                               NORWEST BANK MINNESOTA, NATIONAL
                                      ASSOCIATION


By: /s/ Susan J. Roeder               By: /s/ Karri Vansell
    ---------------------------           ----------------------------------
    Name: Susan J. Roeder                 Name:
    Title: Assistant Secretary            Title: AVP

                                      -3-